Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into on the 4th of August, 2020 (“Effective Date”), between Onyx Enterprises Int’l, Corp., having its principal place of business at 1 Corporate Drive, Suite C, Cranbury, New Jersey, 08512, a New Jersey Registered Corporation (“Onyx” or “Company”) and Kailas Agrawal, with a mailing address of 2 Sisley Crescent, Thornhill ON L4J9J1 (“Employee”). Additionally, both Employee and Company may be referred to as a “Party,” or “Parties” throughout this Agreement.

WHEREAS the Company desires to hire the Employee for the position of Chief Financial Officer; and

WHEREAS the Employee desires and is willing to be employed by the Company in accordance with the conditions set forth in this Agreement.

IN CONSIDERATION of the promises and mutual covenants contained herein, and intending to be legally bound, the parties agree as follows:

1. Position and Term. On the terms and subject to the conditions set forth in this Agreement, the Company shall employ Employee, and Employee shall serve the Company as its Chief Financial Officer (“CFO”), reporting directly to the Interim General Manager (“IGM”). It is expressly understood by the Employee that the continued validity of the Employment Agreement shall be contingent upon the successful completion of all underlying standard Company onboarding and protocol.

2. Duties. Employee’s duties shall be prescribed from time to time by the Board and shall include such responsibilities as are customary for employees performing functions similar to those of Employee. In addition, Employee shall serve at no additional compensation in such executive capacity or capacities with respect to any subsidiary or affiliate of the Company to which he may be elected, assigned or appointed. Employee shall devote substantially all of his time and attention to the performance of his duties and responsibilities for and on behalf of the Company except as set forth herein, or as may be consented to by the Company. In addition, Employee shall be required to travel to all locations, whether national or international, in order to further develop and learn the needs of the business. Notwithstanding anything to the contrary herein, nothing in this Agreement shall preclude Employee from: (i) serving as a member of the board of directors or advisory board (or their equivalents in the case of a non-corporate entity) of any charitable or philanthropic organization, separate from the Company; (ii) engaging in charitable, community or philanthropic activities or any other activities or (iii) serving as an executor, trustee or in a similar fiduciary capacity; provided, that the activities set out in the foregoing clauses shall be limited by Employee so as not to affect, individually or in the aggregate, or interfere with the performance of Employee’s duties and responsibilities hereunder, without the consent of the Company. During Employee’s employment with the Company, Employee shall be governed by, subject to, and be in compliance with all Company policies, procedures, guidelines, practices, rules and regulations applicable to employees generally (“Company Policies”), including without limitation, the Onyx Employee Handbook, and in each case, as they may be amended from time to time in the Company’s sole discretion. It is expressly understood that any violation of the terms of such Company Policies shall be considered a breach of the terms of this Agreement.

3. Starting Date, At Will Employment. The Company expects the Employee to begin employment on August 6, 2020 (“Starting Date”). The Employee’s employment hereunder is on an at-will basis. Both Parties agree that this Agreement may be terminated at any time by either the Employee or Company at any time for any reason or for no reason. After termination by either of the Parties, neither will have any obligation other than what is specifically agreed to herein.

4. Representations and Warranties.

The Employee hereby represents and warrants to the Company that the Employee has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Employee enforceable against him in accordance with its terms.

The Company represents and warrants to the Employee as follows:

a. The Company is duly organized, validly existing and in good standing under the laws of the State of New Jersey, with all requisite corporate power and authority to conduct its business in the manner presently contemplated.

b. The Company has full power and authority to enter into this Agreement and to incur and perform its obligations hereunder.

c. The execution, delivery and performance by the Company of this Agreement does not conflict with or result in a breach or violation of or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) the certificate of incorporation or bylaws of the Company, or any agreement or instrument to which the Company is a party or by which the Company of any of its properties may be bound or affected.

d. The Company makes no representations or warranties regarding any pending sale, merger or acquisition of or by the Company that could result in the change of management or control, except that the Company reserves the right at all times to enter into to such transactions in the best interests of the Company and its shareholders.

5. Compensation. The Employee shall receive, for all services rendered to the Company pursuant to this Agreement, the following:

a. Salary. Employee shall be paid a compensation package at the rate of $300,000 per annum (the “Salary”). The Salary shall be payable in accordance with the Company’s then current general salary payment policies and shall be paid on a biweekly basis and subject to deductions for taxes and other withholdings as required by law and/or the policies of the Company. Furthermore, during employment, the Employee shall be eligible for periodic increases in Salary, in the sole discretion of the Company.

b. Bonus. The Employee shall be eligible for a bonus of up to ninety thousand dollars ($90,000) annually (“Bonus”) and subject to deductions for taxes and other withholdings as required by law and/or the policies of the Company. Any Bonus that Employee may be eligible for will be based upon and payable as follows:

(i) 50% of the Bonus upon the Employee’s achievement of the individually defined goals as established and evaluated by the Company. This portion of the Bonus shall be evaluated and paid on a quarterly basis within 45 days from the end of each quarter. and;

(ii) The Balance of 50% of the Bonus determined by the Company based on Company’s Annual targets, which will be payable within 30 days of the completed 3rd Party Annual Audit.

Based upon the Company’s evaluation of the goals established for the Employee and his achievements towards the goals, this Bonus will be paid in accordance to the (%) percentage achieved under each category above.

For accrual, vesting and payment of the Bonus, the Employee must be employed with the Company on actual date the Bonus payment would be due to be paid. The Bonus will also be in accordance with any terms or conditions of any Bonus plan that Company may have in effect from time to time. To the extent of any conflict between the Company’s plan and this Agreement, the terms of this Agreement shall control.

c. Signing Bonus. The Company shall pay the Employee a signing bonus of $100,000 (the “Signing Bonus”) upon signature of this agreement and within 30 days of the Starting Date.

(i) Repayment. If the Employee voluntarily terminates his or her employment with the Company for any reason within the first 182 days of this agreement, the Employee shall repay to the Company an amount equal to $100,000 multiplied by the fraction, the numerator of which is 182 less the number of days during which the Employee was employed by the Company, and the denominator of which is 182. The Employee shall make this repayment in full within 90 days of his termination of his or her employment.

(ii) Offset. The Employee authorizes the Company to immediately offset against and reduce any amounts otherwise due to the Employee for any amounts owing to the Company in repaying the signing bonus.

d. Benefits. Employee and his “dependents,” as that term may be defined under the applicable benefit plan(s) of the Company, shall be entitled to participate, to the extent eligible thereunder, in any and all standard benefit plans, programs and policies of the Company, which may include health care insurance (medical, dental and vision), long-term disability plans, life insurance, supplemental disability insurance, supplemental life insurance and a 401(k) plan (the “Benefits Plans”). Further, after the date of joining, the Employee has the option to enroll under the currently established 401(k) Plan. The currently available 401(k) plan is a Defined Contribution Plan, without an Employer match. The Employee acknowledges and agrees that the Benefits Plans may from time to time be modified by the Company as it deems necessary and appropriate.

e. Deductions. The Company shall deduct and withhold from Employee’s gross compensation all necessary or required federal, New Jersey State, and local taxes, including, but not limited to, social security, self-employment, withholding and otherwise, and any other amounts required by law or any taxing authority.

f. Absences, Paid Time Off & Vacation Time. In accordance with applicable Federal, and State law, Onyx provides employees with flexible Paid Time Off (“PTO”), which can be used for desired needs of the Employee, including vacation time, personal or family illness, sick leave, or any other time off, per annum. Employee shall be permitted to accrue up to 4 weeks (or 20 business days) of flexible Paid Time Off (“PTO”) which is accrued on a monthly basis, and in accordance with the Company’s current procedures and policies, as the same may be amended from time to time. PTO does not include company recognized holidays, which are announced annually to all employees by the Human Resources Department and will also be available upon request of the Employee. PTO, as contemplated in this Section, shall follow the rules as outlined in the Onyx Employee Handbook, as well as be subject to any other Company Policies in effect at the time of the execution of this Agreement.

g. Primary Location. While in the U.S., the Employee is expected to operate out of the primary Company offices in the State of New Jersey, unless otherwise traveling for business or otherwise.

h. Expenses. Subject to advanced written approval by the Company, the Company shall reimburse Employee for all reasonable out-of-pocket pre-approved business and travel expenses incurred by Employee in connection with the performance of his duties and responsibilities upon presentment of a valid receipt or other usual and customary documents evidencing such expenses and in compliance with the Company’s expense reimbursement policies then in effect. Approved expenses include but are not limited to travel and lodging to and from the U.S., Visa and immigration expenses. The Company will reimburse properly substantiated and timely submitted expenses no later than 30 days after the date the appropriate documentation is submitted by Employee.

i. Long Term Incentive In Lieu of Stock Option Plan. At the completion of two years (2) of continuous employment with the Company, the Employee shall accrue and be eligible to receive one-time total lumpsum incentive of $162,500 to be prorated in the ratio of the actual Bonus payments (limited to 100%), compared to total entitlement for the two years. Such assessment will be done within 30 days from completion of the Annual audit of the Company for the Calendar year 2022. For purposes of clarity, if the Employee earns 80% of his cumulative bonus for two years, he will be paid 80% of the $162,500. To earn this incentive, the Employee must be within this role or a similar level role at the 2-year anniversary of this agreement. However, it will be paid upon the completion of the 2022 third Party Financial Audit.

Long Term Incentive under this clause will be discontinued at the introduction of Stock Option Plan as detailed in clause (i) below.

j. Stock Option Plan. In addition to the Compensation set forth herein, effective upon its adoption by the Company and its Board, who shall have sole discretion on whether such Stock Option Plan is adopted, the Employee may be eligible to participate in a stock option plan, which specifics shall be determined at a later date in time. The Stock Option Plan, once adopted, shall be for the benefit of the executive staff only, both future and current.

At the introduction of such plan, the Long Term Incentive under sub-clause (h) above may be discontinued from the effective start date of the Stock Option Plan. For the period from date of employee joining to the Effective start date of the Stock Option Plan, the employee shall accrue the prorated incentive on time basis for each year of the employment as defined below;

1st Year employment completion: $81,250

2nd Year employment completion: $81,250

Such prorated incentive will be further prorated and payable according to the terms defined in sub-clause (h) above.

6. Termination.

a. For Cause. The Company may terminate Employee’s employment at any time for Cause. “Cause” shall mean (i) the conviction of, or the entry of a plea of guilty or nolo contendre to a charge of the commission of a felony or any other crime involving moral turpitude or the willful commission of any other act or omission involving misappropriation, embezzlement or fraud with respect to the Company or any of its subsidiaries or affiliates, (ii) any action, behavior or conduct that brings the Company or any of its subsidiaries or affiliates into material disgrace or disrepute, causes the Company to suffer damage to its business interest, financial interest or reputation, or that causes the Company or any of its subsidiaries or affiliates material economic harm as reasonably determined by the Board, (iii) failure, other than by reason of death, disability or similar incapacity, to perform duties and/or obligations as reasonably and lawfully directed by the Board, Executives, Senior Executive officers or their respective designees, (iv) any act or omission constituting a material breach of a fiduciary duty, gross negligence or willful misconduct or insubordination with respect to the Company or any of its subsidiaries or affiliates, or (v) any material breach of this Agreement or any other written agreement between Employee and the Company or any of its subsidiaries or affiliates with respect to the treatment of confidential information, the assignment of intellectual property rights to the Company or restrictive covenants limiting the activities of Employee.

b. Without Cause. The Company may, without cause, terminate this Agreement at any time by giving thirty (30) days’ written notice to the Employee. In that event, the Employee, if requested by the Employer, shall continue to render his services, and shall be paid his regular compensation up to the date of termination. The Employee may, without cause, terminate this Agreement by giving thirty (30) days’ written notice to the Company. In such event, the Employee shall continue to render his services and shall be paid his regular compensation up to the date of termination.

c. Death. This Agreement will terminate automatically upon the death of Employee.

d. Disability. The Company may terminate Employee’s employment if Employee suffers from a physical or mental disability. Employee will only be deemed to have a physical or mental disability if he is unable to perform the essential functions of his position, with reasonable accommodation, for a period of at least one hundred twenty (120) consecutive days because of a physical or mental impairment.

e. Compensation in the Event of Termination. In the event that Employee’s employment under this Agreement is terminated by the Company for any reason or no reason, or terminated by the Employee, the Company shall pay to the Employee within thirty (30) days of such termination: (i) accrued and unpaid Salary in accordance with Section 5, (ii) accrued and unpaid amounts for any unused vacation days which have accrued (but not including any unused personal or sick days) and (iii) any unreimbursed expenses payable in accordance with this Agreement. In the event that the Company terminates this Agreement without Cause, as defined above, subject to the Employee entering into a full release of all claims, the Company shall pay to Employee in addition to those payments required above in this Section, three hundred sixty five (365) days Salary (“Severance Pay”). Severance Pay shall be subject to all applicable withholdings and paid out in the same fashion as Salary on the same schedule. If the Company terminates the employment of Employee for Cause, as defined above, or if the Employee voluntarily resigns from employment, the Employee shall not be entitled to receive Severance Pay, but Employee shall still be entitled to payment in accordance with (i), (ii) and (iii) herein.

f. Return of Property. Immediately after termination of the Employee’s employment with Company, regardless of the reason for termination, the Employee must (at the Company’s sole option and direction) return to the Company or destroy any and all of the Company’s property and Confidential Information regardless of the form or format in which it is kept, stored or maintained, whether electronic, digital or hard-copy. Notwithstanding any other provision herein, Employee’s return and/or destruction of material pursuant to this paragraph shall take place no later than five (5) calendar days following Employee’s separation from employment. Employee understands and acknowledges that failure to return and/or destroy Employer’s property and Confidential Information as required herein may be considered a breach of contract and/or a criminal act, and the Employee specifically consents to injunctive relief in favor of the Company to enforce the provisions of this Section.

7. Restrictive Covenants. Employee acknowledges and agrees that he has, and will have, access to secret and confidential information of the Company and its subsidiaries (“Confidential Information”) and that the following restrictive covenants are necessary to protect the interests and continued success of the Company.

a. Confidential Information means all material, non-public, business-related information, whether former or informal, whether written or oral, whether or not it is marked that it is confidential, proprietary or disclosed or made available to the Employee, directly or indirectly, through any form or means of communication or observation as provided by the Company. The parties agree that the term “Confidential Information” shall be given its broadest possible interpretation to cover all facets of business information and material shared between management. Confidential Information shall also include any such information included in discussions which are taking place between the Parties, whether preliminary or subsequent to the execution of this Agreement.

b. Confidentiality. Employee agrees that at all times both during employment and after termination hereof, the Employee shall not disclose to any other person, firm or entity, or in any way use for his own benefit, except as required in the conduct of Company’s business or as authorized in writing on behalf of Company, any trade secrets or Confidential Information obtained during the course of the Employee’s employment with Company. Employee understands that the post-employment prohibition on disclosure of Confidential Information is necessary to effectuate the Company’s legitimate interests in safeguarding its business, relationships and property.

c. Non-Compete. In consideration of the employment hereunder, Employee agrees that during his employment and for a period of two (2) years after the termination or separation thereof (the “Restricted Period”), he will not (and will cause any entity controlled by him not to), directly or indirectly, whether or not for compensation and whether or not as an employee, be engaged in or have any financial interest in any business competing with the business of the Company within any state, country, region or locality in which the Company is then doing business or marketing its products or solicit, advise, provide or sell any services or products of the same or similar nature to services or products of the Company to any person or entity. The Employee understands that as the prohibitions contained in this Section relate to the e- commerce industry, which is internet based and geographically boundless, this prohibition shall not be geographically restricted. For purposes of this Agreement, Employee will be deemed to be engaged in or to have a financial interest in such competitive business if he is an officer, director, shareholder, joint venturer, agent, salesperson, consultant, investor, advisor, principal or partner, of any person, partnership, corporation, trust or other entity which is engaged in such a competitive business, or if he directly or indirectly performs services for such an entity or if a member of Employee’s immediate family beneficially owns an equity interest, or interest convertible into equity, in any such entity; provided, however, that the foregoing will not prohibit Employee or a member of his immediate family from owning, for the purpose of passive investment, less than 5% of any class of securities of a publicly held corporation.

d. Non-Solicitation/Non-Interference. Employee agrees that during his employment and during the Restricted Period, he shall not (and shall cause any entity controlled by him not to), directly or indirectly, acting as an employee, owner, shareholder, partner, joint venturer, officer, director, agent, salesperson, consultant, advisor, investor or principal of any corporation, trust or other entity: (i) solicit, request or otherwise attempt to induce or influence, directly or indirectly, any present client, distributor, licensor or supplier, or prospective client, distributor, licensor or supplier, of the Company, or other persons sharing a business relationship with the Company, to cancel, limit or postpone their business with the Company, or otherwise take action which might cause a financial disadvantage of the Company; or (ii) hire or solicit for employment, directly or indirectly, or induce or actively attempt to influence, any employee, officer, director, agent, contractor or other business associate of the Company, including any of its Affiliates, as amended, to terminate his or her employment or discontinue such person’s consultant, contractor or other business association with the Company or its Affiliates. For purposes of this Agreement the term prospective client shall mean any person, group of associated persons or entity whose business the Company has solicited at any time prior to the termination of his employment.

e. Non-Disparagement. The Parties agree that they will not in any way disparage each other, including current or former officers, directors and employees, nor will they make or solicit any comments, statements or the like to the media or to others that may be considered to be disparaging, derogatory or detrimental to the good name or business reputation of the other.

f. Enforcement Provisions. In order to ensure compliance with this Agreement, upon the written request of the Company, the Employee agrees to provide the Company with full cooperation and such information as Company may reasonably require relating to its investigation of any potential breaches of the Agreement. This provision shall be enforceable in accordance with Section 15(a) of this Agreement.

8. Ownership of Intellectual Property. Employee acknowledges that the Company shall be the sole owner of all the results and products of the services Employee provides to the Company, and any and all inventions made, developed or created by Employee (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of Employee’s employment by the Company, relating to or which may be directly or indirectly useful to the Company’s business (collectively, the “Developments”). All right, title and interest in the Developments shall be and remain the sole and exclusive property of the Company. Employee shall promptly disclose any and all Developments to the Company and shall deliver to the Company all papers, data and other materials relating to any Developments made, developed or created by Employee. Employee acknowledges that all copyrightable Developments shall be considered works “made for hire” or commissioned works under the Federal Copyright Act. Employee hereby assigns all Developments to the Company and agrees that Employee shall execute such documents and cooperate with the Company’s reasonable requests in connection with any copyright or patent applications and do all other acts as the Company reasonably deems necessary to establish, protect, enforce or defend the Employer’s right, title and interest in such Developments. Finally, Employee acknowledges that the Company has the right to decide all issues relating to the format, style or printing of Developments, the presentation, trademark, logo imprint or other identifying mark, the retail price and all other matters relating to sale, distribution, advertising or promotion of Developments.

9. Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any provision of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled pursuant to the underlying action.

10. No Conflicts. Employee represents and warrants to the Company that the execution, delivery and performance by him of this Agreement does not conflict with, or result in, a violation or breach of, or constitute (with or without the giving of notice or the lapse of time or both) a default under any contract, agreement or understanding, whether oral or written, to which he is a party or by which he is bound and that there are no restrictions, covenants, agreements or limitations on his right or ability to enter into and perform the terms of this Agreement, and Employee agrees to indemnify and hold the Company harmless from any liability, cost or expense, including attorney’s fees, based upon or arising out of any breach of this Section 10.

11. Waiver. The waiver by either party of any breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such party. No person acting other than pursuant to a resolution of the Company shall have authority on behalf of the Company to agree to amend, modify, repeal, waive or extend any provision of this Agreement.

12. Assignment. Neither this Agreement nor any of Employee’s rights, powers, duties, or obligations hereunder may be assigned by Employee. This Agreement shall be binding upon and inure to the benefit of Employee and his or her heirs and legal representatives and the Company and its successors. Successors of the Company shall include, without limitation, any company or companies acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, lease, or otherwise, and such successor shall thereafter be deemed “the Company” for the purpose hereof.

13. AGREEMENT TO ARBIRATE ALL CLAIMS. Any controversy or claim arising out of or relating to this Employment Agreement and the Employee’s employment with the Company, shall be adjudicated and settled by binding arbitration, administered by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures at a location in the State of New Jersey. This agreement to arbitrate includes all claims whether arising in tort or contract and whether arising under statute or common law including, but not limited to, any claim of breach of contract, discrimination or harassment of any kind. In agreeing to submit all claims to Arbitration, the Employee hereby acknowledges and agrees that he is VOLUNTARILY WAIVING AND RELINQUISHING HIS RIGHT TO A JURY TRIAL. The judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Parties agree to be bound by the decision of the arbitrator(s). The costs and expenses of the arbitrators shall be shared equally by the parties, which each party responsible for its own costs and expenses in presenting the dispute for arbitration.

14. Notices. All notices that are to be sent under this Agreement shall be done in writing and to be delivered via Certified Mail (return receipt) to the following mailing addresses:

If Notice To Company	If Notice to Employee
Onyx Enterprises Int’l., Corp. Attn: Legal; Attn: Finance 1 Corporate Drive, Suite C Cranbury, New Jersey 08512 legal@onyx.com; finance@onyx.com	Mr. Kailas Agrawal, 2 Sisley Crescent Thornhill, ON L4J9J1 kailas_agrawal@yahoo.com

Delivery shall be deemed effective upon (a) receipt of actual Notice by the Party, or (b) confirmation of the carrier that such Notice was, in fact, delivered. In the event that a Party rejects the Notice, confirmation of such rejection shall constitute delivery for purposes herein. The aforementioned addresses may be changed with the act of either party providing written notice. Additionally, the parties may satisfy this requirement by email, by sending Notice to the email addresses listed above. Delivery of email shall be deemed effective upon proper delivery receipt from serve.

15. Construction of Agreement.

a. Governing Law. This Agreement shall be governed under the laws in the State of New Jersey. EACH PARTY HERETO SPECIFICALLY WAIVES ANY RIGHT IT MIGHT OTHERWISE HAVE TO A JURY TRIAL WITH RESPECT TO ANY MATTER ARISING UNDER THIS AGREEMENT.

b. Severability; Survivorship. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Furthermore, except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Employee’s employment.

c. Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for the convenience of the reader, for reference only, and shall not constitute a part of this Agreement.

d. Voluntary Agreement. Employee hereby acknowledges and represents that Employee (a) has read and understands the foregoing Agreement, is competent and of sound mind to execute this Agreement; (b) has been afforded, and advised to do so by the Company, the opportunity to consult with an attorney of Employee’s own choosing concerning the terms of this Agreement; and (c) has affixed Employee’s signature hereto voluntarily and without coercion, based on his own judgment and without duress.

e. Entire Agreement. Other than as set forth herein, this Agreement contains the entire agreement of the parties concerning Employee’s employment and all promises, representations, understandings, arrangements and prior agreements on such subject are merged herein and superseded hereby.

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be executed by its duly authorized officer and Employee has set his hand, all as of the day and year first above written.

KAILAS AGRAWAL	ONYX ENTERPRISES INT’L CORP.
/s/ Kailas Agrawal	/s/ Antonino Ciappina
(Signature)	(Signature)

Kailas Agrawal	Antonino Ciappina
(Printed Name)	(Printed Name)

Interim GM
(Title)	(Title)

August 4, 2020	August 5, 2020
(Date)	(Date)

EXHIBIT A

Prior Inventions: none